Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 30, 2026 (which includes an explanatory paragraph relating to Haymaker Acquisition Corp. 4’s ability to continue as a going concern), relating to the financial statements of Haymaker Acquisition Corp. 4, as of December 31, 2025 and 2024, appearing in the Company’s Current Report filed with the Commission on April 14, 2026, as amended on May 15, 2026 and May 21, 2026.

/s/ WithumSmith+Brown, PC

New York, New York

June 24, 2026